Calculation of Filing Fee Tables
S-3
Luminar Technologies, Inc./DE
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Series A Convertible Preferred Stock, par value $0.0001 per share	457(o)			$ 209,550,000.00	0.0001531	$ 32,082.11
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 209,550,000.00		$ 32,082.11
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 32,082.11
Offering Note
[1]	Also registered hereunder is such currently indeterminate number of shares of Class A Common Stock of the registrant as may be issued upon conversion of the shares of preferred stock registered hereunder. Separate consideration will not be received for Class A Common Stock of the registrant that are issued upon conversion of the shares of preferred stock registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to antidilution provisions of any of the securities.